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                                                                                                                       EXHIBIT 12


COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
The Chase Manhattan Corporation and Subsidiaries

                                                                           Year Ended
                                                                           December 31,
                                                                           ------------
($ in millions)                                           1993       1992      1991        1990        1989
- ---------------                                           ----       ----      ----        ----        ----
EARNINGS:
Net Income (Loss)                                       $  966     $  639    $  520      $ (334)     $ (665)
Less: Cumulative Effect of Change in
  Accounting Principle*                                    500          -         -           -           -
                                                        ------     ------    ------      ------      ------
Net Income (Loss) Before Cumulative Effect
  of Change in Accounting Principle                     $  466     $  639    $  520      $ (334)     $ (665)
Less: Equity in Undistributed Income
  (Loss) of Unconsolidated Subsidiaries
  and Associated Companies                                  36         11       (32)        (40)        (20)
Income Taxes                                               265        186       124         203         196
Fixed Charges, Excluding Interest on Deposits            2,670      2,277     1,988       3,190       3,938
                                                        ------     ------    ------      ------      ------
Total Earnings, Excluding
  Interest on Deposits, as Adjusted                      3,365      3,091     2,664       3,099       3,489
Interest on Deposits                                     2,014      2,935     4,374       5,273       5,080
                                                        ------     ------    ------      ------      ------
Total Earnings, Including
  Interest on Deposits, as Adjusted                     $5,379     $6,026    $7,038      $8,372      $8,569
                                                        ------     ------    ------      ------      ------

FIXED CHARGES:
Interest Expense and Amortization of Debt Discount
  and Issuance Costs, Excluding Interest on Deposits    $2,591     $2,205    $1,920      $3,115      $3,860
One-Third of Net Rental Expense                             79         72        68          75          78
                                                        ------     ------    ------      ------      ------
Total Fixed Charges for Ratio, Excluding
  Interest on Deposits                                   2,670      2,277     1,988       3,190       3,938
Interest on Deposits                                     2,014      2,935     4,374       5,273       5,080
                                                        ------     ------    ------      ------      ------
Total Fixed Charges for Ratio, Including
  Interest on Deposits                                  $4,684     $5,212    $6,362      $8,463      $9,018
                                                        ------     ------    ------      ------      ------

RATIO OF EARNINGS TO FIXED CHARGES:
Excluding Interest on Deposits                            1.3x       1.4x      1.3x          **          **
Including Interest on Deposits                            1.1x       1.2x      1.1x          **          **
                                                        ------     ------    ------      ------      ------

*  Represents the cumulative effect of change in accounting principle relating to the adoption of SFAS 109 ("Accounting for
   Income Taxes") in the first quarter of 1993.
** For the years ended December 31, 1990 and 1989, earnings did not cover fixed charges by $91 million and $449 million respectively, primarily as a result of large additions to the Reserve for Possible Credit Losses and special charges.
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   For purposes of computing the consolidated ratios, earnings represent net income (loss) plus applicable income taxes and fixed charges, less cumulative effect of change in accounting principle for the year ended
   December 31, 1993 and equity in undistributed earnings (losses) of unconsolidated subsidiaries and associated companies. Fixed charges represent interest expense (exclusive of interest on deposits in one case and inclusive of such interest in the other), amortization of debt discount and issuance costs and one-third (the amount deemed to represent an interest factor) of net rental expense under all lease commitments.






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